EXHIBIT 10.24



                     CON-WAY TRANSPORTATION SERVICES, INC.
                          INCENTIVE PLAN FOR 1994



     THE PLAN

     In order to motivate certain of its employees more effectively and efficiently, Con-Way Transportation Services, Inc. (CTS) establishes an Incentive Plan (Plan) under which payments will be made to eligible supervisory, managerial, and regular full-time nonsalaried personnel out of calendar year 1994 Incentive Profits.


     DESIGNATION OF PARTICIPANTS

     Participants in the Plan shall be all full-time supervisory, managerial and regular nonsalaried personnel of CTS. A master list of all Plan participants will be maintained in the office of the President of CTS.


     ELIGIBILITY FOR PARTICIPATION

     Participants will commence participation at the beginning of the first full calendar quarter following becoming eligible. Calendar quarters begin January 1, April 1, July 1, and October 1. An employee who commences participation in the 1994 Plan during the 1994 Plan year, and who participates less than four full quarters, will receive a pro rata payment based on the number of full calendar quarters of Plan participation.

     Subject to the following exceptions, no person shall receive any payment under this Plan unless on the date that the payment is actually made that person is then currently (i) employed by CTS or any of its subsidiaries and (ii) a Plan participant.

         EXCEPTION 1. A Plan participant who is employed by CTS or any of its subsidiaries through December 31, 1994 but leaves that employment or otherwise becomes ineligible after December 31, 1994 but before the final payment is made relating to 1994, unless terminated for cause, shall be entitled to receive payments under this Plan resulting from 1994 Incentive Profits.

         EXCEPTION 2. An appropriate pro rata payment will be made (1) to a Plan participant who retires prior to December 31, 1994 pursuant to the Consolidated Freightways, Inc. Non-Contractual Employees Pension Plan or to the provisions of the Social Security Act and who, at the time of retirement, was an eligible participant in this Plan, (2) to the heirs, legatees, administrators or executors of a Plan participant who dies prior to December 31, 1994 and who, at the time of death, was an eligible participant in this Plan,
         (3) to an eligible Plan participant who is placed on an approved Medical, Sabbatical, or Military Leave of Absence prior to December 31, 1994, or (4) to an eligible Plan participant who is transferred to another subsidiary of Consolidated Freightways, Inc. and who remains an employee through December 31, 1994.


     METHOD OF PAYMENT

     Each Plan participant will be assigned an incentive participation factor as a percent of Annual Compensation in accordance with the enclosed Personal Data Sheet.

     The Minimum and Incentive Factor Profit Goals for CTS are shown on Schedule A, attached.

     Incentive for assigned goals will be earned on a pro rata basis for accomplishment between the Minimum level and the Incentive Factor Goal. Incentive earnings over the Incentive Factor Goal will continue to earn at the same pro rata relationship that exists between minimum level and factor goal.

     No incentive will be earned by a participant until CTS has achieved its Minimum Profit Goal.


     PERSONAL DATA SHEET

     A "Personal Data Sheet" for calculation of incentive earnings will be prepared for each Plan participant which designates (1) the unit to which the participant is assigned, (2) his assigned incentive par-ticipation factor, (3) the minimum level of achievement required for the profit goal, (4) the incentive factor level of achievement for the profit goal, and (5) the incentive earnings at the incentive factor level for the profit goal.


     DATE OF PAYMENT

     The President of CTS may authorize a partial payment of the estimated annual earned incentive, in December 1994. The final payment to eligible participants, less any previous partial payment, will be made on or before March 15, 1995.


     INCENTIVE PROFIT

     Incentive profit is defined as the consolidated earnings of all of the companies comprising CTS, before deducting any amounts expensed under this or any similar incentive or bonus plan and before deducting in-come taxes.


     ANNUAL COMPENSATION

     Annual Compensation for incentive purposes for each Plan participant is his annualized salary or hourly base pay before any incentive, overtime, or other special compensation as of the first pay period following the date the participant becomes eligible to participate in this Plan.


     MAXIMUM PAYMENT

     Payments under this Plan are limited to double each participant's Participation Factor.


     LAWS GOVERNING PAYMENTS

     No payment shall be made under this Plan in an amount which is prohibited by law.


     AMENDMENT, SUSPENSION, AND ADMINISTRATION OF PLAN

     The Board of Directors of CTS may at any time amend, suspend, or terminate the operation of this Plan, by thirty-day written notice to the Plan participants, and will have full discretion as to the administration and interpretation of this Plan. No participant in this Plan shall at any time have any right to receive any payment under this Plan until such time, if any, as the payment is actually made.


     DURATION OF PLAN

     This Plan is for the calendar year 1994 only.







                                                       SCHEDULE A




                     CON-WAY TRANSPORTATION SERVICES, INC.
                            INCENTIVE PLAN FOR 1994
                     _____________________________________

                                 PROFIT GOALS


                     Minimum Profit
                       Goal                    $ 55,000,000

                     Incentive Factor
                       Profit Goal             $ 99,640,000